Exhibit 4.2

AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT TO RIGHTS AGREEMENT, (this “Amendment”), dated as of February 15, 2016 (the “Effective Date”), by and between Chicago Rivet & Machine Co., an Illinois corporation (the “Company”), and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).  Any capitalized term used but not defined herein has the meaning assigned to it in the Rights Agreement.

W I T N E S S E T H

WHEREAS, the Company is party to a Rights Agreement, dated as of November 16, 2009, with the Rights Agent (the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of shares of Common Stock;

WHEREAS, the board of directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein;

WHEREAS, the Company hereby directs the Rights Agent to enter into this Amendment; and

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company which states that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1. Amendment of Section 7(a) of Rights Agreement. Clause (i) in paragraph (a) of Section 7 of the Rights Agreement is hereby amended and restated in its entirety as follows:

(i) 5:00 P.M., New York City time, on February 29, 2016 (the “Final Expiration Date”),

Section 2. Amendment of Exhibit C to Rights Agreement. The third paragraph of Exhibit C to the Rights Agreement is hereby amended and restated in its entirety as follows:

The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York City time) on February 29, 2016, unless such date is extended or the Rights are earlier redeemed, exchanged or terminated by the Company.

Section 3. No Other Amendment; Effect of Amendment. The parties hereto hereby acknowledge and agree that, except as specifically amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms. This Amendment is an amendment to the Rights Agreement and shall become effective on the Effective Date. All references to the Rights Agreement shall, from and after the Effective Date, be deemed to be references to the Rights Agreement as amended hereby.

Section 4. Further Assurances. Each of the parties to this Amendment shall cooperate and take such action as may reasonably be requested by the other party in order to carry out the provisions and purposes of this Amendment, the Rights Agreement as amended by this Amendment and the transactions contemplated hereby and thereby.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided, however, that notwithstanding anything in this Amendment or the Rights Agreement to the contrary, if any such term, provision, covenant or restriction is held by such court or authority to be invalid, void or unenforceable and the Board of Directors of the Company determines in its good faith judgment that severing the invalid language from this Amendment would adversely affect the purpose or effect of the Rights Agreement, the right of redemption set forth in Section 23 of the Rights Agreement hereof shall be reinstated and shall not expire until the close of business on the tenth day following the date of such determination by the Board of Directors.

Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Illinois and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

Section 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 8. Descriptive Headings. Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 10. Defined Terms. Except as otherwise expressly provided herein, or unless the context otherwise requires, all capitalized terms used herein have the meanings assigned to them in the Rights Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

CHICAGO RIVET & MACHINE CO.

By:	/s/ Michael J. Bourg
Name: Michael J. Bourg
Title: President and Treasurer

CONTINENTAL TRANSFER & TRUST COMPANY

By:	/s/ Margaret Villani
Name: Margaret Villani
Title: Vice-President

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